                            CROSS-COLLATERALIZATION
                                      AND
                            CROSS-DEFAULT AGREEMENT
                            -----------------------



     THIS AGREEMENT, made this 30th day of May, 1997, by The JPM Company, a Pennsylvania corporation having its principal offices at Route 15, Lewisburg, Pennsylvania 17837 ("Borrower") in favor of CoreStates Bank, N.A., a national banking association with offices at 30 North Third Street, P.O. Box 1071, Harrisburg, Pennsylvania 17108 ("Bank").

                             W I T N E S S E T H:

     WHEREAS, Bank is extending a line of credit facility to Borrower in the principal amount of Twenty Million Dollars ($20,000,000.00) (the "Loan") pursuant to the terms and conditions of a certain Master Demand Note, as amended by an Addendum to Master Demand Note, in the amount of $20,000,000.00 in favor of Bank of even date herewith ("Line of Credit Note"); and

     WHEREAS, Commonwealth Bank, a division of Meridian Bank ("Meridian") has previously extended other credit accommodations to Borrower, including, but not limited to, the following (the "Existing Indebtedness"): (i) a real estate term loan having a current principal balance of approximately $896,347.71 (the "Real Estate Loan"), which loan is secured, inter alia, by first lien mortgages
                                      ----------
against Borrower's real property and improvements located along Route 15, Kelly Township, Lewisburg, Pennsylvania and Borrower's real property and improvements located at the Industrial Park, East Buffalo Township, Pennsylvania; (ii) a second term loan having a current principal balance of approximately $1,428,571.52 (the "Term Loan"), which loan is secured by second lien mortgages against the Route 15, Kelly Township, Lewisburg, Pennsylvania real property and improvements, the Industrial Park, East Buffalo Township, Pennsylvania real property and improvements, a first lien security interests in all business assets of the Borrower, a pledge and assignment of 60% of the stock of Borrower's subsidiary, Electronica Pantera, S.A. de C.V.; and (iii) certain automated clearing house facilities in the aggregate amount of $250,000.00 (the "ACH Facilities") (all of the mortgages, security interests, financing statements, liens, encumbrances, documents, instruments and agreements and all other collateral of any kind or nature whatsoever securing the Real Estate Loan, the Term Loan and ACH Facilities, or the Loan or Line of Credit Note or any other debt, liability or obligation whatsoever of the Borrower to Bank, whether currently existing or hereafter arising, are collectively referred to herein as the "Common Collateral"); and

     WHEREAS, Bank is the successor-in-interest to all of Meridian's right, title and interest in and to the Real Estate Loan, the Term Loan, the ACH Facilities and the Common Collateral by virtue of the merger of Commonwealth into Bank; and

     WHEREAS, as an inducement to Bank to accept the Line of Credit Note and to extend the Loan evidenced thereby to Borrower, Borrower is willing to cross-collateralize and cross-default its various obligations to Bank, including, without limitations, its various obligations to Bank under the Loan, the Real Estate Loan, the Term Loan and the ACH Facilities.

     NOW, THEREFORE, in order to induce Bank to accept the Line of Credit Note and to extend the Loan thereunder to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Borrower, for itself and for its successors and assigns, hereby agrees as follows:

     It is agreed that a default under the Loan, the Line of Credit Note or any other note, security agreement, credit agreement, mortgage, document, instrument or agreement securing or executed in connection with the Loan, the Line of Credit Note or the Common Collateral, or under any other loan, debt, obligation or liability pursuant to which Borrower is directly or indirectly obligated to Bank, presently existing or hereafter made, including, without limitation, the Existing Indebtedness, shall constitute a default on all such loans, debts, liabilities and obligations (collectively, the "Cross-Collateralized Obligations"). It is further agreed that all of the collateral and all other security given by or on behalf of the Borrower, now or hereafter granted to Bank, including, without limitation, the Common Collateral, shall collateralize and secure all of the Cross-Collateralized Obligations. Upon any default under the Cross-Collateralized Obligations, all Cross-Collateralized Obligations shall, automatically and without further notice to Borrower, become immediately due and payable, at the option of the Bank, and the Common Collateral, or any part thereof at the discretion of the Bank, may be foreclosed, enforced and realized upon by the Bank to repay all or any portion of the Cross-Collateralized Obligations in such order and in such amounts as the Bank may determine.

     IN WITNESS WHEREOF, the undersigned, intending to legally bind itself, its successors and assigns, has hereunto set its hand and seal on the day and year first above written.


     ATTEST:                                THE JPM COMPANY



      /s/ Dara C. Leeser                    By:  /s/ William D. Baker
     -------------------                        ---------------------

                                            Title: Vice President, CFO and
                                            Treasurer

     COMMONWEALTH OF PENNSYLVANIA  )
                                   :  SS:
     COUNTY OF UNION               )
               -----



     On this the  30th day of May, 1997, before me, the undersigned officer,
                  ----
personally appeared William D. Baker, who acknowledged himself to be the Vice
                    ----------------                                     ----
President, CFO and Treasurer of The JPM Company, and as such ________________
----------------------------    ---------------
and being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing his name as such William D. Baker on
                                                       ----------------
behalf of The JPM Company.
          ---------------


     IN WITNESS WHEREOF, I hereunto set my hand and official seal.



                                        Dara C. Leeser
                                        --------------

                                             Notary Public



     My Commission Expires:  Notary Seal

                      Dara C. Leeser, Notary Public

                       Kelly Twp., Union County

                    My Commission Expires Sept. 6, 1999